Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 24, 2002 relating to the financial statements and financial statement schedule, which appears in Micron Technology Inc.’s Annual Report on Form 10-K (file No. 1-10658) for the year ended August 29, 2002.

PricewaterhouseCoopers LLP

/S/ PricewaterhouseCoopers LLP

San Jose, CA

January 13, 2003